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                     December 14, 2021

       James Thompson
       Chief Executive Officer
       SPYR, Inc.
       8547 E. Arapahoe Rd STE J527
       Greenwood Village, CO 80112

                                                        Re: SPYR, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 033-20111

       Dear Mr. Thompson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services